Exhibit 4.2

BIO-RAD LABORATORIES, INC.

as Issuer

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of March 2, 2022

to the Indenture dated as of March 2, 2022

3.300% Senior Notes due 2027

3.700% Senior Notes due 2032

TABLE OF CONTENTS

		Page
ARTICLE 1
APPLICATION OF FIRST SUPPLEMENTAL INDENTURE

Section 1.01.	Application of First Supplemental Indenture	1

ARTICLE 2
DEFINITIONS

Section 2.01.	Certain Terms Defined in the Indenture	2
Section 2.02.	Definitions	2

ARTICLE 3
FORM AND TERMS OF THE NOTES

Section 3.01.	Form and Dating	7
Section 3.02.	Transfer and Exchange	7
Section 3.03.	Terms of the Notes	11
Section 3.04.	Optional Redemption	12
Section 3.05.	Repurchase of Notes upon a Change of Control Triggering Event	14

ARTICLE 4
ADDITIONAL COVENANTS

Section 4.01.	Limitations on Liens	15
Section 4.02.	Limitation on Sale and Leaseback Transactions	16
Section 4.03.	Merger, Consolidation or Sale of Assets	16

ARTICLE 5
EVENTS OF DEFAULT

Section 5.01.	Events of Default	17

ARTICLE 6
MISCELLANEOUS

Section 6.01.	Conflict with Trust Indenture Act	18
Section 6.02.	Governing Law and Jurisdiction	19
Section 6.03.	Counterparts	19
Section 6.04.	Separability Clause	19
Section 6.05.	Ratification	19
Section 6.06.	Effectiveness	19
Section 6.07.	The Trustee	19

Exhibit A                 Form of 2027 Note

Exhibit B                 Form of 2032 Note

i

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of March 2, 2022, between BIO-RAD LABORATORIES, INC., a Delaware corporation (the “Company”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of March 2, 2022 (the “Base Indenture”, and together with the First Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of Securities to be issued in one or more series as provided in the Indenture;

WHEREAS, Section 9.1 of the Base Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Base Indenture, without the consent of any Holders of Securities, to establish the form and terms of any Security, as permitted by Section 2.2 of the Base Indenture, and to provide for the issuance of the Securities, as permitted by Section 2.1 of the Base Indenture, and to set forth the terms thereof;

WHEREAS, the Company desires to execute this First Supplemental Indenture pursuant to Section 9.1 of the Base Indenture to establish the form, and pursuant to Section 2.1 of the Base Indenture to provide for the issuance, of (i) a series of its senior notes designated as its 3.300% Senior Notes due 2027 (the “2027 Notes”), in an initial aggregate principal amount of $400,000,000 and (ii) a series of its senior notes designated as its 3.700% Senior Notes due 2032 (the “2032 Notes” and, together with the 2027 Notes, the “Notes”), in an initial aggregate principal amount of $800,000,000. Each of the 2027 Notes and the 2032 Notes is a series of Securities as referred to in Section 2.1 of the Base Indenture.

WHEREAS, the Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Section 10.4 of the Base Indenture to the effect that the execution and delivery of the First Supplemental Indenture is authorized or permitted under the Base Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture;

WHEREAS, all things necessary have been done by the Company to make this First Supplemental Indenture, when executed and delivered by the Company, a valid and legally binding instrument; and

WHEREAS, all things necessary have been done by the Company to make the Notes, when executed by the Company and authenticated and delivered in accordance with the provisions of this Indenture, the valid obligations of the Company;

NOW, THEREFORE:

In consideration of the premises stated herein and the purchase of the Notes by the Holders thereof, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Notes as follows:

ARTICLE 1

APPLICATION OF FIRST SUPPLEMENTAL INDENTURE

Section 1.01. Application of First Supplemental Indenture. Notwithstanding any other provision of this First Supplemental Indenture, all provisions of this First Supplemental Indenture are expressly and solely for the benefit of the Holders of the 2027 Notes and/or the 2032 Notes, as applicable, and any such provisions shall not be deemed to apply to any other Notes issued under the Base Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Notes. Unless otherwise expressly specified, references in this First Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this First Supplemental Indenture as they amend or supplement the Base Indenture, and not the Base Indenture or any other document. All Initial Notes and Additional Notes, if any, will be treated as a single class for all purposes of this Indenture, including waivers, amendments, redemptions and offers to purchase.

Section 1.02. Certain Modifications to Base Indenture. Solely for the benefit of the Holders of the 2027 Notes and/or the 2032 Notes, as applicable, Section 9.3(h) of the Base Indenture is hereby deleted and replaced in its entirety with the following:

“(h) make any change in Sections 6.8, 6.13, 9.1, 9.2 or 9.3 (this sentence) of the Base Indenture or Section 1.02 of the First Supplemental Indenture;

(k) reduce the percentage in principal amount of the series of Notes, the approval of whose Holders is needed to waive compliance with Sections 3.04, 3.05, 4.01, 4.02 and 4.03 of the First Supplemental Indenture or to waive a Default or an Event of Default pursuant to such sections;

(l) except as otherwise permitted under Section 4.03 of the First Supplemental Indenture, consent to the assignment or transfer by the Company of any of the Company’s rights or obligations under the Indenture;”

ARTICLE 2

DEFINITIONS

Section 2.01. Certain Terms Defined in the Indenture. For purposes of this First Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Base Indenture, as amended hereby.

Section 2.02. Definitions. For the benefit of the Holders of the Notes, Section 1.1 of the Base Indenture shall be amended by adding the following new definitions:

“2027 Notes” has the meaning specified in the recitals hereto.

“2027 Par Call Date” has the meaning specified in Section 3.04(b) hereof.

“2032 Notes” has the meaning specified in the recitals hereto.

“2032 Par Call Date” has the meaning specified in Section 3.04(b) hereof.

“Additional 2027 Notes” has the meaning specified in Section 3.03(a)(3) hereof.

“Additional 2032 Notes” has the meaning specified in Section 3.03(b)(3) hereof.

“Additional Notes” means the 2027 Additional Notes or the 2032 Additional Notes, as applicable.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Below Investment Grade Rating Event” means the Notes are rated below Investment Grade Rating by at least two of the three Rating Agencies on any date during the period commencing upon the first public notice by the Company of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control (such period, the “Trigger Period”) (which Trigger Period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of such Rating Agencies on such 60th day, such extension to last with respect to each such Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates the Notes below Investment Grade or (y) publicly announces that it is no longer considering the Notes for possible downgrade).

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Change of Control” means the occurrence of any of the following:

(1) direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) as a result of which any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than the Excluded Persons) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the Company consolidates with, or merges with or into, any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), or any “person” or “group” consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; or (4) the adoption of a plan by the Company’s board of directors or stockholders relating to the Company’s liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a) the Company becomes a direct or indirect wholly owned subsidiary of a holding company (which shall include a parent company) and (b) (i) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s voting stock immediately prior to that transaction or (ii) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence or the Excluded Persons) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Consolidated Net Tangible Assets” means the aggregate amount of the assets (less applicable reserves and other intangible assets) of the Company and its subsidiaries after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of the Company’s most recent consolidated balance sheet) of Company and its subsidiaries and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles of the Company and its subsidiaries, all as set forth on the Company’s most recent consolidated balance sheet and computed in accordance with GAAP.

“Credit Agreement” means the Credit Agreement, dated as of April 15, 2019, as amended by Amendment

No. 1 dated as of November 15, 2021, by and among the Company, the lenders referred to therein, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., HSBC Bank USA, National Association and MUFG Union Bank, N.A., as co-syndication agents, and Citibank N.A. and Wells Fargo Bank, National Association, as co-documentation agents, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time (regardless of whether such amendment, restatement, modification, renewal, refunding, replacement or refinancing is with the same financial institutions or otherwise), including, without limitation, any agreement (a) extending or shortening the term of the indebtedness incurred thereunder or contemplated thereby; (b) adding or deleting borrowers or guarantors thereunder; (c) increasing the amount of indebtedness incurred thereunder; or (d) otherwise altering the terms and conditions thereof.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 3.02 hereof, substantially in the form of Exhibit A or Exhibit B hereto, as applicable, except that such Note will not bear the Global Note Legend.

“Depositary” means, with respect to the Notes, the Depository Trust Company and any successor thereto.

“Excluded Persons” means (1) Alice Schwartz, Norman D. Schwartz and Steven Schwartz, (2) any spouse, immediate family member, relative or lineal descendant of any person described in clause (1), (3) any trust in which any one or more of the persons described in clause (1) or (2) holds all of the beneficial interests, and (4) any affiliate of the persons described in clause (1) or (2).

“Fitch” means Fitch Ratings, Inc. and its successors.

“Funded Debt” means the Company’s indebtedness or the indebtedness of a subsidiary of the Company owning property maturing by its terms more than one year after its creation and indebtedness classified as long-term debt under GAAP and in each case ranking at least pari passu with the Notes.

“GAAP” means generally accepted accounting principles in the United States of America in effect on the date of this Indenture.

“Global Note” means, individually and collectively, each of the Notes in global form issued to the Depositary or its nominee, substantially in the form of Exhibit A or Exhibit B, as applicable.

“Global Note Legend” means the legend set forth in Section 3.02(f), which is required to be placed on all Global Notes issued under this First Supplemental Indenture.

“indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in each case that in accordance with GAAP would be reflected on the balance sheet of such Person as a liability:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) in respect of Capital Lease Obligations; or

(5) in respect of the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable.

In addition, the term “indebtedness” includes (x) all indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such indebtedness is assumed by the specified Person), provided that the amount of such indebtedness will be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such indebtedness, and (y) to the extent not otherwise included, the guarantee by the specified Person of any indebtedness of any other Person.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial 2027 Notes” has the meaning specified in Section 3.03(a)(3) hereof.

“Initial 2032 Notes” has the meaning specified in Section 3.03(b)(3) hereof.

“Initial Notes” means the Initial 2027 Notes or the Initial 2032 Notes, as applicable.

“Interest Payment Date”, when used with respect to any Note, means the Stated Maturity of an installment of interest on such Note specified in Section 3.03 hereof.

“Investment Grade Rating” means a rating by Moody’s equal to or higher than Baa3 (or the equivalent under a successor rating category of Moody’s), a rating by S&P equal to or higher than BBB- (or the equivalent under any successor rating category of S&P) or a rating by Fitch equal to or higher than BBB- (or the equivalent under any successor rating category of Fitch).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Notes” has the meaning specified in the recitals hereto.

“Par Call Date” means the 2027 Par Call Date or the 2032 Par Call Date, as applicable.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency or political subdivision of a government or governmental agency.

“Principal Amount” means, with respect to the 2027 Notes or the 2032 Notes, as the context requires, the aggregate principal amount of all outstanding Initial 2027 Notes or Initial 2032 Notes, as applicable, and Additional 2027 Notes or Additional 2032 Notes, as applicable.

“Principal Property” means each manufacturing facility and each research and development facility (together with the land upon which it is erected and fixtures comprising a part thereof) located within the territorial limits of the United States of America owned by the Company or any of its wholly owned subsidiaries that has a gross book value of not less than 2.00% of the Company’s Consolidated Net Tangible Assets as of the determination date, except such properties as the Company’s board of directors by resolution determines not to be of material importance to the business of the Company and its subsidiaries, taken as a whole.

“Rating Agencies” means (1) Moody’s, S&P and Fitch; and (2) if any or all of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a resolution of the Company’s board of directors) as a replacement agency for any of Moody’s, S&P or Fitch, or all of them, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc. and any successor to its rating agency business.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Company or any subsidiary of the Company of any property, whether now owned or hereafter acquired, which has been or is to be sold or transferred by the Company or such subsidiary to such Person, excluding (1) temporary leases for a term, including renewals at the option of the lessee, of not more than three years, (2) leases between the Company and a subsidiary of the Company or between the Company’s subsidiaries and (3) leases of a property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property.

“Security Register” shall mean the register kept by the Registrar with respect to the transfer and exchange of the Notes.

“Significant Subsidiary” means any subsidiary that would be a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X, promulgated pursuant to the Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Trustee” has the meaning specified in the preamble hereto.

“Value” means, with respect to a Sale and Leaseback Transaction, an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at the weighted average interest rate on the debt securities of all series which are outstanding under this Indenture on the effective date of such Sale and Leaseback Transaction, compounded semi-annually.

“Voting Stock” means capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of the Company, even if the right to vote has been suspended by the happening of such a contingency.

ARTICLE 3

FORM AND TERMS OF THE NOTES

Section 3.01. Form and Dating. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A and Exhibit B, as applicable, attached hereto. The Notes shall be executed on behalf of the Company by two Officers of the Company. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes and any beneficial interest in the Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and notations contained in the Notes shall constitute, and are hereby expressly made, a part of the Indenture, and the Company and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

(a) Global Note. The Notes shall be issued initially as Global Notes, which shall be deposited with the Trustee as custodian for the Depositary and registered in the name of Cede & Co., the Depositary’s nominee, duly executed on behalf of the Company by two Officers of the Company, and authenticated by the Trustee in accordance with Section 2.3 of the Base Indenture.

(b) Book-Entry Provisions. This Section 3.01(b) shall apply only to the Global Notes deposited with the Trustee as custodian for the Depositary.

The Company shall execute and the Trustee shall, in accordance with Section 2.3 of the Base Indenture, authenticate, and hold each Global Note as custodian for the Depositary.

Section 3.02. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:

(1) the Depositary delivers notice to the Company that (A) it is unwilling or unable to continue to act as Depositary and a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary or (B) it is no longer a clearing agency registered under the Exchange Act;

(2) an Event of Default has occurred and is continuing and the Depositary requests the issuance of Definitive Notes; or

(3) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes.

Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Definitive Notes will be issued in such names and in any approved denominations as the Depositary will instruct the Trustee. Neither the Company nor the Trustee shall be liable for any delay by the Depositary, its nominee or any direct or indirect participant in identifying the beneficial owners of the Global Notes. The Company and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from the Depositary or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Definitive Notes to be issued.

Global Notes also may be exchanged or replaced, in whole or in part, as provided in the Base Indenture. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 3.02 or the Base Indenture, will be authenticated and delivered in the form of, and will be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 3.02(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Sections 3.02(b), (c) or (g) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this First Supplemental Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in a Global Note. No written orders or instructions will be required to be delivered to the Registrar to effect the transfers described in this Section 3.02(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 3.02(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A) (i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this First Supplemental Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee will adjust the principal amount of the relevant Global Note(s) pursuant to Section 3.02(g) hereof.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 3.02(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 3.02(g) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 3.02(c) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to the previous paragraph at a time when a Global Note has not yet been issued, the Company will issue and, upon receipt of the Company’s order, the Trustee will authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

A Holder of Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of a Definitive Note.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 3.02(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder will present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by his attorney, duly authorized in writing. In addition, the requesting Holder will provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 3.02(e).

(f) Legends. The following legends will appear on the face of all Global Notes issued under this First Supplemental Indenture unless specifically stated otherwise in the applicable provisions of this First Supplemental Indenture.

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE FIRST SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 3.02 OF THE FIRST SUPPLEMENTAL INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3.02(a) OF THE FIRST SUPPLEMENTAL INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE BASE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.12 of the Base Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon the Company’s order or at the Registrar’s request.

(2) No service charge will be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 3.02 hereof and Sections 2.11, 3.6 and 9.6 of the Base Indenture).

(3) The Registrar will not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this First Supplemental Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) The Company will not be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period of 15 days before the day of any selection of Notes for redemption under Section 3.2 of the Base Indenture and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company will be affected by notice to the contrary.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.3 of the Base Indenture.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 3.02 to effect a registration of transfer or exchange may be submitted by facsimile.

(9) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this First Supplemental Indenture or under applicable law with respect to any transfer of any interest in any Note other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this First Supplemental Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(10) Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

Section 3.03. Terms of the Notes. The following terms relating to the Notes are hereby established pursuant to Section 2.2 of the Base Indenture:

(a) Terms of the 2027 Notes:

(1) Title. The 2027 Notes shall constitute a series of Notes having the title “3.300% Senior Notes due 2027”.

(2) Principal Amount. The aggregate principal amount of the 2027 Notes (the “Initial 2027 Notes”) that may be initially authenticated and delivered under the Indenture shall be $400,000,000. The Company may from time to time, without the consent of the Holders of 2027 Notes, issue additional 2027 Notes (in any such case “Additional 2027 Notes”), having the same ranking and the same interest rate, Maturity and other terms as the Initial 2027 Notes (except for the payment of interest accruing prior to the issue date of such Additional 2027 Notes, or, in some cases, the first Interest Payment Date following the issue of such Additional 2027 Notes). Any Additional 2027 Notes and the Initial 2027 Notes shall each constitute a single series under the Indenture and all references to the 2027 Notes shall include the Initial 2027 Notes and any Additional 2027 Notes, unless the context otherwise requires. The aggregate principal amount of each of the Additional 2027 Notes shall be unlimited.

(3) Maturity Date. The entire outstanding principal of the 2027 Notes shall be payable on March 15, 2027.

(4) Interest Rate. The rate at which the 2027 Notes shall bear interest shall be 3.300% per annum; the date from which interest shall accrue on the 2027 Notes shall be March 2, 2022, or the most recent Interest Payment Date to which interest has been paid or provided for; the Interest Payment Dates for the 2027 Notes shall be March 15 and September 15 of each year, beginning September 15, 2022; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be paid, in immediately available funds, to the Persons in whose names the 2027 Notes are registered at the close of business on the record date for such interest, which shall be the March 1 or September 1 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(5) Payment. The Trustee shall be the initial Paying Agent and Registrar. Payment of the principal and interest shall be at the corporate office of the Trustee; provided, however, that each installment of interest and principal on the 2027 Notes may, at the Company’s option, be paid by check to the Holders at the Holder’s address in the Security Register. The 2027 Notes shall initially be issued as Global Notes. Payments with respect to 2027 Notes represented by one or more Global Notes shall be made by wire transfer of immediately available funds to the account specified by the Depositary. Payments with respect to 2027 Notes represented by one or more Definitive Notes held by a Holder of at least U.S.$1,000,000 aggregate principal amount of 2027 Notes shall be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 10 days immediately preceding the relevant due date for payment (or such other date as the Trustee or Paying Agent may accept in its discretion).

(6) Redemption. The 2027 Notes may be redeemed at the option of the Company prior to the maturity date, as provided in Section 3.04.

(7) No Sinking Fund. The 2027 Notes will not have the benefit of any sinking fund.

(8) Currency. The currency of denomination of the 2027 Notes is United States Dollars. Payment of principal of and interest and premium, if any, on the 2027 Notes shall be made in United States Dollars.

(b) Terms of the 2032 Notes:

(1) Title. The 2032 Notes shall constitute a series of Notes having the title “3.700% Senior Notes due 2032”.

(2) Principal Amount. The aggregate principal amount of the 2032 Notes (the “Initial 2032 Notes”) that may be initially authenticated and delivered under the Indenture shall be $800,000,000. The Company may from time to time, without the consent of the Holders of 2032 Notes, issue additional 2032 Notes (in any such case “Additional 2032 Notes”), having the same ranking and the same interest rate, Maturity and other terms as the Initial 2032 Notes (except for the payment of interest accruing prior to the issue date of such Additional 2032 Notes, or, in some cases, the first Interest Payment Date following the issue of such Additional 2032 Notes). Any Additional 2032 Notes and the Initial 2032 Notes shall each constitute a single series under the Indenture and all references to the 2032 Notes shall include the Initial 2032 Notes and any Additional 2032 Notes, unless the context otherwise requires. The aggregate principal amount of each of the Additional 2032 Notes shall be unlimited.

(3) Maturity Date. The entire outstanding principal of the 2032 Notes shall be payable on March 15, 2032.

(4) Interest Rate. The rate at which the 2032 Notes shall bear interest shall be 3.700% per annum; the date from which interest shall accrue on the 2032 Notes shall be March 2, 2022, or the most recent Interest Payment Date to which interest has been paid or provided for; the Interest Payment Dates for the 2032 Notes shall be March 15 and September 15 of each year, beginning September 15, 2022; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be paid, in immediately available funds, to the Persons in whose names the 2032 Notes are registered at the close of business on the record date for such interest, which shall be the March 1 or September 1 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(5) Payment. The Trustee shall be the initial Paying Agent and Registrar. Payment of the principal and interest shall be at the corporate office of the Trustee; provided, however, that each installment of interest and principal on the 2032 Notes may, at the Company’s option, be paid by check to the Holders at the Holder’s address in the Security Register. The 2032 Notes shall initially be issued as Global Notes. Payments with respect to 2032 Notes represented by one or more Global Notes shall be made by wire transfer of immediately available funds to the account specified by the Depositary. Payments with respect to 2032 Notes represented by one or more Definitive Notes held by a Holder of at least U.S.$1,000,000 aggregate principal amount of 2032 Notes shall be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 10 days immediately preceding the relevant due date for payment (or such other date as the Trustee or Paying Agent may accept in its discretion).

(6) Redemption. The 2032 Notes may be redeemed at the option of the Company prior to the maturity date, as provided in Section 3.04.

(7) No Sinking Fund. The 2032 Notes will not have the benefit of any sinking fund.

(8) Currency. The currency of denomination of the 2032 Notes is United States Dollars. Payment of principal of and interest and premium, if any, on the 2032 Notes shall be made in United States Dollars.

Section 3.04. Optional Redemption.

(a) The provisions of Article III of the Base Indenture, as amended by the provisions of this First Supplemental Indenture, shall apply to the Notes.

(b) Prior to February 15, 2027 (the “2027 Par Call Date”) for the 2027 Notes (one (1) month prior to their maturity date) and prior to December 15, 2031 (the “2032 Par Call Date”) for the 2032 Notes (three (3) months prior to their maturity date), the Company may redeem the 2027 Notes or 2032 Notes, as applicable, at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (A) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2027 Notes or 2032 Notes, as applicable, matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus, as applicable, (x) 25 basis points for the 2027 Notes and (y) 30 basis points for the 2032 Notes less (B) interest accrued to the date of redemption; and

(2) 100% of the principal amount of the 2027 Notes or 2032 Notes, as applicable, to be redeemed,

plus, in each case, accrued and unpaid interest thereon to the redemption date.

(c) On or after the applicable Par Call Date, the Company may redeem the 2027 Notes or the 2032 Notes, as applicable, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2027 Notes or 2032 Notes, as applicable, being redeemed, plus accrued and unpaid interest thereon to the redemption date.

(d) The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

(e) Notwithstanding Section 3.2 and Section 3.3 of the Base Indenture:

(1) Notice of any redemption shall be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s Applicable Procedures) at least 10 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed; provided, however, that the Company shall notify the Trustee of the Redemption Date at least 3 Business Days prior to the date of the giving of such notice (unless a shorter notice shall be satisfactory to the Trustee).

(2) Any redemption or notice of redemption delivered pursuant to the terms of the 2027 Notes or 2032 Notes, as applicable, and the Base Indenture, as supplemented by this First Supplemental Indenture, may, at the Company’s discretion, be subject to the satisfaction or waiver of one or more conditions precedent. In addition, if such redemption is subject to satisfaction or waiver of one or more conditions precedent, the notice of such redemption shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied or waived, or such notice may be rescinded and the redemption terminated in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date so delayed. The Company shall notify Holders of any such rescission as soon as practicable after the Company determines that such conditions precedent will not be able to be satisfied or the Company is not able or willing to waive such conditions precedent.

(3) In the case of a partial redemption, selection of the 2027 Notes or 2032 Notes, as applicable, for redemption shall be made pro rata, by lot or by such other method as the Trustee in its sole discretion deemed appropriate and fair.

(4) No Notes of a principal amount of $2,000 or less shall be redeemed in part.

(5) If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount of such Note to be redeemed.

(6) A new Note in a principal amount equal to the unredeemed portion of the Note shall be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note.

(7) For so long as the Notes are held by a Depositary, the redemption of the Notes shall be done in accordance with the policies and procedures of the Depositary.

(8) Unless the Company defaults in payment of the redemption price payable in accordance with Section 3.04(b) hereof, on and after the redemption date, interest shall cease to accrue on the 2027 Notes or 2032 Notes, as applicable, or portions thereof called for redemption.

(f) Installments of interest on the Notes to be redeemed that are due and payable on Interest Payment Dates falling on or prior to the redemption date shall be payable on the Interest Payment Date in accordance with the Indenture.

Section 3.05. Repurchase of Notes upon a Change of Control Triggering Event.

(a) If a Change of Control Triggering Event occurs with respect to the Notes, unless the Company shall have exercised its right to redeem the Notes in full, as set forth in Section 3.04 of this First Supplemental Indenture, have defeased the Notes or have satisfied and discharged the Notes, the Company shall make an offer (the “Change of Control Offer”) to each Holder of the Notes to repurchase any and all of such Holder’s Notes at a repurchase price set forth in this Section 3.05(a). In the Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes to be repurchased (such principal amount to be equal to $2,000 or an integral multiple of $1,000 in excess of $2,000), plus accrued and unpaid interest, if any, on the Notes to be repurchased up to, but not including, the date of repurchase (the “Change of Control Payment”). With respect to the Notes, within 30 days following any Change of Control Triggering Event, the Company shall mail a notice to Holders of Notes with a copy to the Trustee describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”).

(b) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating (1) the aggregate Principal Amount of Notes or portions of Notes being repurchased, (2) that all conditions precedent contained herein to make a Change of Control Offer have been complied with and (3) that the Change of Control Offer has been made in compliance with the Indenture.

The Company shall publicly announce the results of the Change of Control Offer on or as soon as possible after the date of purchase.

(c) The Company shall comply in all respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of this Section 3.05, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.05 by virtue of any such conflict.

ARTICLE 4

ADDITIONAL COVENANTS

The following additional covenants shall apply with respect to the Notes so long as any of the Notes remain outstanding:

Section 4.01. Limitations on Liens. The Company will not, and will not permit any of its subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) on any Principal Property or upon the shares of capital stock or debt of any of its subsidiaries that owns Principal Property, now owned or hereafter acquired, to secure any indebtedness of the Company or any of its subsidiaries or any indebtedness of any other Person, unless the Company or such subsidiary also secure the Notes on an equal and ratable basis with such other indebtedness so secured (or, in the case of indebtedness subordinated to the Notes, prior or senior thereto, with the same relative priority as the Notes will have with respect to such subordinated indebtedness) for so long as such other indebtedness shall be so secured, except the foregoing restriction shall not apply to the following “Permitted Liens”:

(a) Liens existing on the date when the Company first issues the Notes pursuant to this Indenture;

(b) Liens securing indebtedness under the Credit Agreement;

(c) Liens on property owned or leased by a Person existing at the time such Person is merged with or into or consolidated with the Company or any subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such subsidiary;

(d) Liens on property existing at the time of acquisition thereof by the Company or any subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or such subsidiary;

(e) Liens to secure indebtedness incurred prior to, at the time of or within 18 months after the acquisition of any property or the completion of the construction, alteration, repair or improvement of any property, as the case may be, for the purpose of financing all or a part of the purchase price or cost thereof and Liens to the extent they secure indebtedness in excess of such purchase price or cost and for the payment of which recourse may be had only against such property;

(f) Liens in favor of or required by contracts with governmental entities;

(g) Liens securing indebtedness of a subsidiary owing to the Company or to one or more of the subsidiaries of the Company;

(h) Liens incurred in connection with pollution control, industrial revenue or similar financings;

(i) Liens on property of the Company or a subsidiary thereof in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, or in favor of any other country or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute;

(j) Liens for taxes, assessments or other governmental charges not yet due or payable or not overdue or that are being contested by the Company or a subsidiary thereof and for which the Company maintains adequate reserves in accordance with GAAP;

(k) Liens in favor of materialman, mechanics, workmen or repairmen, landlord’s liens for rent or other similar liens arising in the ordinary course of business, in each case, in respect of obligations that are not overdue or which are being contested by the Company or any subsidiary thereof in good faith and by appropriate proceedings;

(l) Liens consisting of zoning restrictions, licenses, easements and restrictions on the use of real property and minor irregularities that, in the Company’s opinion, do not materially impair the use of the real property;

(m) Liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings;

(n) Liens incurred or deposits made by the Company or any subsidiary thereof in connection with workers’ compensation, unemployment insurance and other types of social security;

(o) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in clauses (a) through (n) above, inclusive, so long as (1) the principal amount of the indebtedness secured thereby does not exceed the principal amount of indebtedness so secured at the time of the extension, renewal or replacement (except that, where an additional principal amount of indebtedness is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and (2) the extension, renewal or replacement Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and improvements on the property);

(p) Liens relating to Sale and Leaseback Transactions between only the Company and a subsidiary thereof which is a Significant Subsidiary or only between the Company’s subsidiaries which are each a Significant Subsidiary;

(q) Liens relating to Sale and Leaseback Transactions with respect to which the related lease of property was executed by the time of, or within 180 days after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property; and

(r) any Lien that would not otherwise be permitted by clauses (a) through (q) above, inclusive, securing indebtedness which, together with:

(1) the aggregate outstanding principal amount of all other indebtedness of the Company and its subsidiaries owning Principal Property which would otherwise be subject to the foregoing restrictions, and

(2) the aggregate Value of existing Sale and Leaseback Transactions which would be subject to the foregoing restrictions absent this clause,

does not exceed the greater of (i) $2.5 billion and (ii) 15% of the Company’s Consolidated Net Tangible Assets.

Section 4.02. Limitation on Sale and Leaseback Transactions. The Company will not, and will not permit any of its subsidiaries to, enter into any Sale and Leaseback Transaction unless:

(a) the Company or such subsidiary could incur indebtedness, in a principal amount at least equal to the Value of such Sale and Leaseback Transaction, secured by a Lien on the property to be leased (without equally and ratably securing the Notes) because such Lien would be of a character that no violation of Section 4.01 would result;

(b) the Company applies, during the 270 days following the effective date of the Sale and Leaseback Transaction, an amount equal to the Value of the Sale and Leaseback Transaction to the voluntary retirement of Funded Debt or to the acquisition of property;

(c) the related lease is between only the Company and a subsidiary thereof which is a Significant Subsidiary” or only between the Company’s subsidiaries which are each a Significant Subsidiary”; or

(d) the related lease of property was executed by the time of, or within 180 days after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property.

Section 4.03. Merger, Consolidation or Sale of Assets. The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (in one transaction or a series of related transactions) to, any Person, or permit any Person to merge with or into the Company, unless:

(a) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets (the “Surviving Person”) shall be a corporation organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia, and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the Company’s obligations under this Indenture and the Notes;

(b) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(c) the Company shall deliver to the Trustee an Officers’ Certificate and Opinion of Counsel, in each case stating that such transaction and such supplemental indenture comply with this Section 4.03 and that all conditions precedent provided for herein relating to such transaction have been complied with.

The Surviving Person will succeed to, and except in the case of a lease, be substituted for, the Company under this Indenture and the Notes.

ARTICLE 5

EVENTS OF DEFAULT

Section 5.01. Events of Default.

“Event of Default”, wherever used herein with respect to the Notes, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default in the payment of the principal or any premium on any Note when due (whether at maturity, upon acceleration, redemption or otherwise);

(b) default in the payment of interest on any Note within 30 days of its due date;

(c) failure by the Company to comply with the provisions described under Section 3.05 above;

(d) failure by the Company to observe or perform any other term of the Indenture (other than a covenant or agreement in respect of which such non-compliance would otherwise be an Event of Default) for a period of 60 days after the Company receives a written notice of default stating that the Company is in breach. The notice must be sent by either the Trustee or Holders of 25% of the principal amount of the Notes;

(e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of the Company (or the payment of which is guaranteed by the Company), whether such indebtedness or guarantee now exists or is created after the issue date of the Notes, if that default:

(1) is caused by a failure to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, and after giving effect to applicable grace periods) of such indebtedness (a “Payment Default”); or

(2) results in the acceleration of such indebtedness prior to its scheduled maturity,

and, in each case, the amount of any such indebtedness, together with the amount of any other indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $150.0 million or more; provided, however, that, if the default under the mortgage, indenture or instrument is cured by the Company, or waived by the Holders of the indebtedness, in each case as permitted by the governing mortgage, indenture or instrument, then the Event of Default caused by such default will be deemed likewise to be cured or waived; or

(f) the entry by a court having competent jurisdiction of:

(1) a decree or order for relief in respect of the Company or any Significant Subsidiary of the Company (or any subsidiaries of the Company that together would constitute a Significant Subsidiary) in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(2) a decree or order adjudging the Company or any Significant Subsidiary of the Company (or any subsidiaries of the Company that together would constitute a Significant Subsidiary) to be insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of the Company or any Significant Subsidiary of the Company (or any subsidiaries of the Company that together would constitute a Significant Subsidiary) because of such insolvency and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(3) a final and non-appealable order appointing a custodian, receiver, liquidator, assignee, trustee or other similar official of the Company or any Significant Subsidiary of the Company (or any subsidiaries of the Company that together would constitute a Significant Subsidiary), or ordering the winding up or liquidation of the affairs of the Company or any Significant Subsidiary of the Company (or any subsidiaries of the Company that together would constitute a Significant Subsidiary);

(g) the commencement by the Company or any Significant Subsidiary of the Company (or any subsidiaries of the Company that together would constitute a Significant Subsidiary) of a voluntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of a voluntary proceeding seeking to be adjudicated insolvent or the consent by the Company or any Significant Subsidiary of the Company (or any subsidiaries of the Company that together would constitute a Significant Subsidiary) to the entry of a decree or order for relief in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any insolvency proceedings against it, or the filing by the Company or any Significant Subsidiary of the Company (or any subsidiaries of the Company that together would constitute a Significant Subsidiary) of a petition or answer or consent seeking reorganization, arrangement, adjustment or composition of the Company or any Significant Subsidiary of the Company (or any subsidiaries of the Company that together would constitute a Significant Subsidiary) because of such insolvency or relief under any applicable law relating to the insolvency, or the consent by the Company or any Significant Subsidiary of the Company (or any subsidiaries of the Company that together would constitute a Significant Subsidiary) to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or similar official of the Company or any Significant Subsidiary of the Company (or any subsidiaries of the Company that together would constitute a Significant Subsidiary) or the making by the Company or any Significant Subsidiary of the Company (or any subsidiaries of the Company that together would constitute a Significant Subsidiary) of an assignment for the benefit of creditors, or the taking of corporate action by the Company or any Significant Subsidiary of the Company (or any subsidiaries of the Company that together would constitute a Significant Subsidiary) in furtherance of any such action; or

(h) any other Event of Default provided as contemplated by Section 6.1 of the Base Indenture with respect to the Notes.

ARTICLE 6

MISCELLANEOUS

Section 6.01. Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with a provision of the TIA which is required under such Act or deemed to be a part of and govern this First Supplemental Indenture, such required or deemed provision shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the TIA which may be so modified or excluded, the latter provision shall be deemed to apply to this First Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 6.02. Governing Law and Jurisdiction; Trial by Jury. THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW OR ANY SUCCESSOR TO SUCH STATUTE). THE PARTIES TO THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES SHALL (I) IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, (II) WAIVE ANY OBJECTION TO LAYING OF VENUE IN ANY SUCH ACTION OR PROCEEDING IN SUCH COURTS; AND (III) WAIVE ANY OBJECTION THAT SUCH COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY. THIS FIRST SUPPLEMENTAL INDENTURE IS SUBJECT TO THE PROVISIONS OF THE TIA THAT ARE REQUIRED TO BE PART OF THE INDENTURE AND SHALL, TO THE EXTENT APPLICABLE, BE GOVERNED BY SUCH PROVISIONS.

THE TRUSTEE AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS FIRST SUPPLEMENTAL INDENTURE OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE TRUSTEE OR THE COMPANY RELATING THERETO. THE COMPANY ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE TRUSTEE AND THE HOLDERS ENTERING INTO THIS FIRST SUPPLEMENTAL INDENTURE.

Section 6.03. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 6.04. Separability Clause. In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 6.05. Ratification. The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed. The Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this First Supplemental Indenture with respect to the Notes supersede any conflicting provisions included in the Base Indenture unless not permitted by law. The Trustee accepts the trusts created by the Indenture, and agrees to perform the same upon the terms and conditions of the Indenture.

Section 6.06. Effectiveness. The provisions of this First Supplemental Indenture shall become effective as of the date hereof.

Section 6.07. The Trustee. The Trustee accepts the trusts created by the Indenture, and agrees to perform the same upon the terms and conditions of the Indenture. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the due execution thereof by the Company. The recitals contained herein shall be taken as the statements solely of the Company, and the Trustee assumes no responsibility for the correctness thereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

BIO-RAD LABORATORIES, INC.

By:	/s/ Ilan Daskal
Name: Ilan Daskal
Title: Executive Vice President and Chief Financial Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Karen Ferry
Name: Karen Ferry
Title: Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

[FACE OF NOTE]

BIO-RAD LABORATORIES, INC.

[Global Notes Legend]

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE FIRST SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 3.02 OF THE FIRST SUPPLEMENTAL INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3.02(a) OF THE FIRST SUPPLEMENTAL INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE BASE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED	REGISTERED

BIO-RAD LABORATORIES, INC.

3.300% Senior Notes due 2027

CUSIP NO. 090572 AR9
ISIN NO. US090572AR99
No. R-1	US$400,000,000

Bio-Rad Laboratories, Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal sum of Four Hundred Million Dollars ($400,000,000) on March 15, 2027, and to pay interest thereon from March 2, 2022 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on March 15 and September 15 in each year, commencing September 15, 2022, to the Persons in whose names the Notes are registered at the close of business on the immediately preceding March 1 or September 1, as the case may be, at the rate of 3.300% per annum, until the principal hereof is paid or made available for payment, provided, however that any principal and premium, and any such installment of interest, which is overdue shall bear interest at the rate of 3.300% per annum (to the extent that the payment of such interest shall be legally enforceable), from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand). The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the regular record date for such interest, which shall be the March 1 or September 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

Payment of the principal of (and premium, if any) and any such interest on this Note will be made at the office or agency of the Company maintained for that purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

BIO-RAD LABORATORIES, INC.

By:
Name:
Title:

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

Dated: March 2, 2022

Wilmington Trust, National Association, as Trustee

By:
Authorized Signatory

[Form of Reverse of Note]

This Note is one of a duly authorized issue of Securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of March 2, 2022 (herein called the “Base Indenture”), between the Company and Wilmington Trust, National Association, as trustee (herein called the ‘“Trustee”), as supplemented by the First Supplemental Indenture, dated as of March 2, 2022 (the “First Supplemental Indenture”), by and between the Company and the Trustee. The Base Indenture as supplemented by the First Supplemental Indenture is referred to herein as the “Indenture.” Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Base Indenture or the First Supplemental Indenture, as applicable. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA as in effect on the date the Indenture is qualified. The Notes are subject to all such terms, and Holders are referred to the Indenture and TIA for a statement of such terms.

The Notes of this series are subject to redemption prior to February 15, 2027 (one (1) month prior their maturity date) (the “Par Call Date”), at the Company’s option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (A) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (B) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in each case, accrued and unpaid interest thereon to the redemption date.

In addition, the Notes of this series are subject to redemption on or after the Par Call Date, at the Company’s option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to the redemption date.

Notice of any redemption shall be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s Applicable Procedures) at least 10 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed.

Any notice of redemption delivered pursuant to the terms of the Notes and the Base Indenture, as supplemented by the First Supplemental Indenture, may, at the Company’s discretion, be subject to the satisfaction or waiver of one or more conditions precedent. In addition, if such redemption is subject to satisfaction or waiver of one or more conditions precedent, the notice of such redemption shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied or waived, or such notice may be rescinded and the redemption terminated in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date so delayed. The Company shall notify Holders of any such rescission as soon as practicable after the Company determines that such conditions precedent will not be able to be satisfied or the Company is not able or willing to waive such conditions precedent. If the giving of notice of redemption is completed as provided in the Indenture, interest on such Notes or portions of Notes shall cease to accrue on and after the applicable redemption date, unless the Company shall default in the payment of the applicable redemption price, including any accrued interest with respect to any such Note or portion thereof.

In the event of redemption of this Note in part only, a new Note or Notes of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Note or certain restrictive covenants and Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time outstanding to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in principal amount of the Notes at the time outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity or security satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes of this series at the time outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note may be registered and this Note may be exchanged as provided in the Indenture.

The Notes of this series are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Notes of this series shall be governed by and construed in accordance with the laws of the State of New York (including without limitation Section 5-1401 of the New York General Obligations Law or any successor to such statute). The parties to the Indenture and the Notes shall (i) irrevocably submit to the exclusive jurisdiction of any federal or state court sitting in the borough of Manhattan, the City of New York, (ii) waive any objection to laying of venue in any such action or proceeding in such courts, and (iii) waive any objection that such courts are an inconvenient forum or do not have jurisdiction over any party.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Insert assignee’s social security or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Your Signature:

                            (Sign exactly as your name appears on the other side of this Note)

Your Name:

Date:

Signature Guarantee:                                                                                                                         *

*

NOTICE: The Signature must be guaranteed by an Institution which is a member of one of the following recognized signature Guarantee Programs: (i) The Notes Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) such other guarantee program acceptable to the Trustee.

[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of an interest in this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of an interest in another Global Note or a Definitive Note for an interest in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

EXHIBIT B

[FACE OF NOTE]

BIO-RAD LABORATORIES, INC.

[Global Notes Legend]

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE FIRST SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 3.02 OF THE FIRST SUPPLEMENTAL INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3.02(a) OF THE FIRST SUPPLEMENTAL INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE BASE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED	REGISTERED

BIO-RAD LABORATORIES, INC.

3.700% Senior Notes due 2032

CUSIP NO. 090572 AQ1
ISIN NO. US090572AQ17
No. R-1	US$800,000,000

Bio-Rad Laboratories, Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal sum of Eight Hundred Million Dollars ($800,000,000) on March 15, 2032, and to pay interest thereon from March 2, 2022 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on March 15 and September 15 in each year, commencing September 15, 2022, to the Persons in whose names the Notes are registered at the close of business on the immediately preceding March 1 or September 1, as the case may be, at the rate of 3.700% per annum, until the principal hereof is paid or made available for payment, provided, however that any principal and premium, and any such installment of interest, which is overdue shall bear interest at the rate of 3.700% per annum (to the extent that the payment of such interest shall be legally enforceable), from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand). The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the regular record date for such interest, which shall be the March 1 or September 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

Payment of the principal of (and premium, if any) and any such interest on this Note will be made at the office or agency of the Company maintained for that purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

BIO-RAD LABORATORIES, INC.

By:
Name:
Title:

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

Dated: March 2, 2022

Wilmington Trust, National Association, as Trustee

By:
Authorized Signatory

[Form of Reverse of Note]

This Note is one of a duly authorized issue of Securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of March 2, 2022 (herein called the “Base Indenture”), between the Company and Wilmington Trust, National Association, as trustee (herein called the ‘“Trustee”), as supplemented by the First Supplemental Indenture, dated as of March 2, 2022 (the “First Supplemental Indenture”), by and between the Company and the Trustee. The Base Indenture as supplemented by the First Supplemental Indenture is referred to herein as the “Indenture.” Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Base Indenture or the First Supplemental Indenture, as applicable. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA as in effect on the date the Indenture is qualified. The Notes are subject to all such terms, and Holders are referred to the Indenture and TIA for a statement of such terms.

The Notes of this series are subject to redemption prior to December 15, 2031 (three (3) months prior their maturity date) (the “Par Call Date”), at the Company’s option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (A) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (B) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in each case, accrued and unpaid interest thereon to the redemption date.

In addition, the Notes of this series are subject to redemption on or after the Par Call Date, at the Company’s option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to the redemption date.

Notice of any redemption shall be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s Applicable Procedures) at least 10 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed.

Any notice of redemption delivered pursuant to the terms of the Notes and the Base Indenture, as supplemented by the First Supplemental Indenture, may, at the Company’s discretion, be subject to the satisfaction or waiver of one or more conditions precedent. In addition, if such redemption is subject to satisfaction or waiver of one or more conditions precedent, the notice of such redemption shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied or waived, or such notice may be rescinded and the redemption terminated in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date so delayed. The Company shall notify Holders of any such rescission as soon as practicable after the Company determines that such conditions precedent will not be able to be satisfied or the Company is not able or willing to waive such conditions precedent. If the giving of notice of redemption is completed as provided in the Indenture, interest on such Notes or portions of Notes shall cease to accrue on and after the applicable redemption date, unless the Company shall default in the payment of the applicable redemption price, including any accrued interest with respect to any such Note or portion thereof.

In the event of redemption of this Note in part only, a new Note or Notes of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Note or certain restrictive covenants and Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time outstanding to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in principal amount of the Notes at the time outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity or security satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes of this series at the time outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note may be registered and this Note may be exchanged as provided in the Indenture.

The Notes of this series are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Notes of this series shall be governed by and construed in accordance with the laws of the State of New York (including without limitation Section 5-1401 of the New York General Obligations Law or any successor to such statute). The parties to the Indenture and the Notes shall (i) irrevocably submit to the exclusive jurisdiction of any federal or state court sitting in the borough of Manhattan, the City of New York, (ii) waive any objection to laying of venue in any such action or proceeding in such courts, and (iii) waive any objection that such courts are an inconvenient forum or do not have jurisdiction over any party.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Insert assignee’s social security or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Your Signature:

                            (Sign exactly as your name appears on the other side of this Note)

Your Name:

Date:

Signature Guarantee:                                                                                                                          *

*

NOTICE: The Signature must be guaranteed by an Institution which is a member of one of the following recognized signature Guarantee Programs: (i) The Notes Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) such other guarantee program acceptable to the Trustee.

[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of an interest in this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of an interest in another Global Note or a Definitive Note for an interest in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian